Exhibit 99.1

CION Investment Corporation To Ring Closing Bell At The New York Stock Exchange To Commemorate Its Listing

FOR IMMEDIATE RELEASE

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NEW YORK, NY (October 1, 2021) – CION Investment Corporation (“CIC”), a leading publicly registered non-traded business development company, is pleased to announce that its representatives will ring the closing bell at the New York Stock Exchange (“NYSE”) on Tuesday, October 5, 2021 to commemorate the listing of its shares of common stock on the NYSE with the ticker symbol “CION” effective as of market open that day. The closing bell ceremony is scheduled for 4:00 pm E.T., which the NYSE will livestream on its website: https://www.nyse.com/bell.

"We are extremely excited for the beginning of our next chapter as a publicly listed company and to mark this milestone by ringing the NYSE closing bell," said Mark Gatto and Michael A. Reisner, co-Chief Executive Officers of CIC. "Over the past decade, we have built CIC into a leading business development company and we look forward to continuing our efforts as we strive to deliver value for shareholders as a publicly listed company on the NYSE."

ABOUT CION INVESTMENT CORPORATION

CIC is a leading publicly registered non-traded business development company that currently has approximately $1.8 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies. CIC is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CIC.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.8 billion in assets. CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $2.0 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions, forecasts of future results, shareholder diversification, institutional research coverage and availability and access to capital. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict, such as the price at which CIC’s shares of common stock will trade on the NYSE, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Report on Form 8-K, which CIC filed with the SEC on October 1, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Report on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

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